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EXHIBIT 10X                                                         Shareholder
                                                     Communications Corporation

                               PROPOSAL/AGREEMENT

This document constitutes the AGREEMENT between TELLURIAN INC. ("TLRN"), and SHAREHOLDER COMMUNICATIONS CORPORATION ("SCC"), relating to the exchange offer for warrants. The services to be provided by SCC as Information Agent, will be as follows:

INSTITUTIONAL SERVICING

SCC will contact all brokers, banks, depositories and other institutions holding Warrants. as shown on appropriate portions of TLRN's Warrant lists, the CEDE list, and other depository lists, if any, to ascertain that each intermediary has notified its clients.

SCC will maintain frequent contact with brokers and banks to monitor response and to insure that all liaison procedures are proceeding satisfactorily and will maximize contact with the intermediaries and to underlying owners, also known as "NOBO's."

SCC will use its best efforts to reach underlying non-NOBO holders directly, in situations where SCC feels it is necessary to contact such holders. SCC will employ such means as necessary, relying on SCC's experience, to reach these holders.

INDIVIDUAL SERVICING

With respect to individual and other holders who do not hold Warrants in street name or in nominee accounts, SCC will mount a very comprehensive telephone contact effort designed to reach all of those holders in their homes or offices.

In connection with this function, TLRN will instruct their transfer agent to supply SCC with appropriate data so that each individual may be contacted by mail and telephone.

SCC will obtain telephone numbers for holders and immediately telephone holders who have not yet acted and employ accelerated transmittal procedures in order to get the data to the owners.

Such telephone contacts will include, but are not limited to, confirming that holders have received details by mail (SCC will be expected to remail via Federal Express such remails in the event the holders have either failed to receive the materials or have discarded same); that such holders understand the significance of the upcoming deadline and finally, that holders are fully conversant with the procedure to be used for responding.



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                                                                    Shareholder
                                                     Communications Corporation

GENERAL

SCC will comply with all laws, rules and regulations governing transactions of this type and will not engage in any activity that constitutes an offer to sell, or a solicitation of an offer to buy the securities subject to the Warrants in any jurisdiction. SCC will not coerce, influence, or pressure any Warrantholder at any time to take any action whatsoever, nor will SCC recommend or advise any Warrantholder to take any action. In cases where a Warrantholder is seeking advice on such investment, SCC will suggest such holder contact their financial adviser.

In consideration of the foregoing, TLRN agrees to pay SCC a project fee of no more $20,000, which includes all expenses.

TLRN agrees to send an advance payment upon signing of this agreement of $7,000.00. SCC will receive, review and pass on the customary broker and bank forwarding charges. TLRN agrees to pay SCC the final balance within thirty days after the expiration.

In the event the common stock price of TLRN falls below the exercise price of the Warrants, SCC makes no guarantees that any warrantholders will exercise their warrants.

TLRN agrees to indemnify, hold harmless, reimburse and defend SCC, and its officers, agents and employees, against all claims or threatened claims, costs, expenses, liabilities, obligations, losses or damages (including legal fees and expenses) of any nature, incurred by or imposed upon SCC, or any of its officers, agents or employees, which results, arises out of or is based upon services rendered to TLRN pursuant to this Agreement (provided, however, that such indemnification shall not apply to an indemnitee who is found to have acted in breach of this Agreement or with negligence or disregard of its duties with respect to the matter for which indemnification is sought).

IN WITNESS WHEREOF, the parties have signed this AGREEMENT this 21st day of January, 1998.

TELLURIAN INC.


By:  /s/ Stuart French
   -----------------------------
    Stuart French, President

SHAREHOLDER COMMUNICATIONS
CORPORATION

By:  /s/ Robert J. Carlson
    -----------------------------
    Robert J. Carlson Vice President